CERTIFICATE OF DESIGNATIONS, PREFERENCES
           AND RIGHTS OF SERIES D CONVERTIBLE PREFERRED STOCK
                         OF CEL-SCI CORPORATION

      Cel-Sci Corporation (the "Company"), a corporation organized and existing under the Colorado Corporation Code, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to
Section 7-106-102 of the Colorado Corporation Code, the Board of Directors of the Company at a meeting duly held, adopted resolutions (i) authorizing a series of the Company's previously authorized preferred stock, par value $.01 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of Ten Thousand (10,000) shares of Series D Preferred Stock of the Company, as follows:

      RESOLVED, that the Company is authorized to issue Ten Thousand (10,000) shares of Series D Preferred Stock (the "Preferred Shares"), par value $.01 per share, which shall have the following powers, designations, preferences and other special rights:

      1. Dividends. The Preferred Shares shall pay a dividend equal to two percent (2%) per month, payable on the first day of each month with appropriate proration for partial months. Such dividend shall only be payable if, and during such time as, (i) the Registration Statement has not been declared effective by the SEC prior to the date that is 120 days after the Closing Date; (ii) the Registration Statement does not cover the resale of all of the Conversion Shares or the Company gives notice that Common Stock issued or issuable upon conversion of the Preferred Shares cannot be sold under the Registration Statement for any period of thirty (30) consecutive days after the date the Registration Statement has been declared effective by the SEC; (iii) the Common Stock is not listed on the Nasdaq National Market, the Nasdaq Small Cap Market, The New York Stock Exchange, Inc. or The American Stock Exchange, Inc. for a period of twenty (20) consecutive trading days.

      2. Holder's Conversion of Preferred Shares. A holder of Preferred Shares shall have the right, at such holder's option, to convert the Preferred Shares into shares of the Company's common stock, $.01 par value per share (the "Common Stock"), on the following terms and conditions:


            (a) Conversion Right. At any time or times after the Closing Date until 3 years after Closing, any holder of Preferred Shares shall be entitled to convert any whole number of Preferred Shares into fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 2(i) below) of Common Stock, at the Conversion Rate (as defined below); provided, however, that in no event shall any holder be entitled to convert Preferred Shares in excess of that number of Preferred Shares which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates to exceed 4.9% of the outstanding shares of the Common Stock following such conversion and, provided further, a holder may elect, upon sixty one (61) days prior written notice to the Company, not to be bound by such provision. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such proviso is being made, but shall exclude the

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number of shares of Common Stock which would be issuable upon (i)  conversion of the remaining, nonconverted Preferred Shares beneficially owned by the holder and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended. Any Preferred Shares outstanding on 3 year anniversary of Closing will be converted into shares of Common Stock at the applicable Conversion Price (as defined below).

            (b) Conversion Price. The number of shares of Common Stock issuable upon conversion of each of the Preferred Shares shall be determined according to the following formula (the "Conversion Rate"):

                                    1000
                            Conversion Price

                  (i) At any time or times on and prior to the Anniversary Date, the "Conversion Price" means the Fixed Conversion
Price.

                  (ii) At any time or times on and following the trading day following the Anniversary Date or upon occurrence of a Triggering Event, the "Conversion Price" means the lesser of (a) the Market Price or (b) the Fixed Conversion Price.

For purposes of this Certificate of Designations, the following terms shall have the following meanings:

                        (1)   "Anniversary  Date"  means the  earlier of
(A) 270 days after the Closing Date, or the first trading day thereafter or (B) the trading day immediately following a period of 5 consecutive trading days during which the Closing Bid Price (as defined below) of the Common Stock is equal to or less than 50% of the Closing Price.

                        (2) "Fixed Conversion Price" means 120% of the Closing Price, subject to adjustment as provided herein;

                        (3) "Market Price" means the average of the weighted average prices on AMEX (as currently shown by the ticker symbol HIV.A as reported by Bloomberg Financial Markets ("Bloomberg")) of the Company's Common Stock for any two consecutive trading days, chosen by the holder, in the ten trading day period ending on the day prior to a holder's submission of a Conversion Notice less one half of the difference between the average Closing Ask Price and average Closing Bid Price of the Company's Common Stock during such two trading days;

                        (4)   "Average   Market   Price"   means,   with
respect to any security for any period, that price which shall be computed as the arithmetic average of the Closing Bid Prices (as defined below) for such security for each trading day in such period;

                        (5)   "Closing  Bid  Price" or  "Closing  Asked
Price" means, for any security as of any date, the last closing bid price or asked price, respectively, for such security on the American Stock Exchange ("AMEX") as reported by Bloomberg, as currently shown by the ticker symbol HIV.A, or, if the AMEX is not the principal trading market for such security, the last closing bid price or asked price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or asked price, respectively, of such security in the over-the-counter

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market  on the  electronic  bulletin  board for such  security  as  reported  by
Bloomberg, or, if no closing bid price or asked price, respectively, is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices or asked prices, respectively, of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price or the Closing Asked Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price or the Closing Asked Price, respectively, of such security on such date shall be the fair market value as mutually determined by the Company and the holders of Preferred Shares. If the Company and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(e)(iii) below with the term "Closing Bid Price" or "Closing Asked Price," respectively, being substituted for the term "Average Market Price." (All such determinations to be appropriately adjusted for any stock dividend, stock, split or other similar transaction during such period).

                        (6) "Closing Price" means the average of the Closing Bid Price of the Common Stock for five consecutive trading days immediately proceeding the Closing Date; and

                        (7) "Closing Date" means the initial date of issuance of the Preferred Shares.

                  (c) Adjustment to Conversion Price -- Dilution and Other Events. In order to prevent dilution of the rights granted under this Certificate of Designations, the Conversion Price will be subject to adjustment from time to time as provided in this Section 2(c).

                  (i) Adjustment of Fixed Conversion Price upon Issuance of Common Stock. If and whenever on or after the date of issuance of the Preferred Shares, the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock (other than shares of Common Stock deemed to have been issued by the Company in connection with an Approved Stock Plan (as defined below)) for a consideration per share less than the lesser of the Average Market Price of the Common Stock for the previous five (5) consecutive trading days or the twenty (20) consecutive trading days immediately preceding the date of such issuance or sale (the "Applicable Price"), then immediately after such issue or sale, the Fixed Conversion Price shall be reduced to an amount equal to the product of (x) the Fixed Conversion Price in effect immediately prior to such issue or sale and (y) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the Applicable Price by the number of shares of Common Stock Deemed Outstanding (as defined below) immediately prior to such issue or sale, and (II) the consideration, if any, received by the Company upon such issue or sale, by (2) the product derived by multiplying (I) the Applicable Price by (II) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. For purposes of determining the adjusted Fixed Conversion Price under this Section 2(c)(i), the following shall be applicable:

                        (A)   Issuance of Rights or Options.      If
the Company in any manner grants or sells any Option and the lowest price per share for which any one share of Common Stock is issuable upon the exercise of any such Option, or upon conversion or exchange of any Convertible Security issuable upon exercise of any such Option, is less than the Applicable Price (as defined above) in effect on the day immediately prior to the time of the granting or sale of such Option, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this paragraph, the "lowest price per share for which any one share of Common Stock is issuable" shall be equal to the sum of the lowest

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amount of  consideration  (if any)  received or  receivable  by the Company with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion or exchange of any
Convertible   Security  issuable  upon  exercise  of  such  Option.  No  further adjustment of the Fixed Conversion Price shall be made upon the actual issue of such Common Stock or such Convertible Security upon the exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Security.

                        (B)   Issuance of Convertible Securities. If
the Company in any manner issues or sells any Convertible Security and the lowest price per share for which any one share of Common Stock is issuable upon conversion or exchange thereof, calculated on the date of such issue or sale of such convertible security, is less than the Applicable Price (as defined above) in effect on the day immediately prior to the time of such issue or sale of such convertible security, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "lowest price per share for which any one share of Common Stock is issuable" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange of such Convertible Security. No further adjustment of the Fixed Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of any Convertible Security, and if any such issue or sale of such Convertible Security is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 2(c)(i), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                        (C)   Change in Option Price or Conversion Rate.
If the purchase price provided for in any Option, the additional consideration (if any) payable upon the issue, conversion or exchange of any Convertible Security or the rate at which any Convertible Security is convertible into or exchangeable for Common Stock changes at any time, the Fixed Conversion Price in effect at the time of such change shall be adjusted immediately to the Fixed Conversion Price which would have been in effect at such time had such Option or Convertible Security originally provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. If the terms of any Option or Convertible Security which was outstanding as of the Closing Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Fixed Conversion Price hereunder to be increased, except that, in the event any such Options or Convertible Securities expire, the Fixed Conversion Price shall be readjusted to remove the effect of such Options or Convertible Securities.

                        (D)   Certain   Definitions.   For  purposes  of
determining the adjusted Fixed Conversion Price under this Section 2(c)(i), the following terms have meanings set forth below:

                              (I)         "Options"  means  any  rights,
warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

                              (II)  "Convertible  Securities"  means any
stock or securities (other than Options) directly or indirectly convertible into or exchangeable for Common Stock.

                              (III) "Approved  Stock  Plan"  shall  mean
any contract, plan or agreement which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer, director, consultant or other service provider.

                              (IV)  "Common  Stock  Deemed  Outstanding"
means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Section 2(c)(i) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock issuable upon conversion of the Preferred Shares.


                        (E)   Effect  on  Fixed  Conversion  Price  of
Certain   Events.   For  purposes  of  determining  the  adjusted  Fixed
Conversion Price under this Section 2(c)(i), the following shall be applicable:

                              (I)         Calculation of  Consideration
Received. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the amount received by the Company therefor calculated on the date of issuance or sale without giving effect to sales commission or offering expenses, if any, upon the sale, conversion or exercise of such securities. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Average Market Price of such securities for the twenty (20) consecutive trading days immediately preceding the date of receipt. In case any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the holders of a majority of the Preferred Shares then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within forty-eight (48) hours of the tenth (10th) day following the Valuation Event by an independent, reputable appraiser selected by the Company. The determination of such appraiser shall be deemed binding upon all parties absent manifest error.

                              (II)  Integrated  Transactions.   In  case
any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, consideration given upon the grant of such Option will be deemed to be $.01.

                              (III) Treasury   Shares.   The  number  of
shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held will be considered an issue or sale of Common Stock.

                              (IV)  Record  Date.  If the Company  takes
a record of the holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                  (ii) Adjustment of Fixed Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Fixed Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased.

                  (iii) Adjustment of Market Price upon Issuance of Convertible Securities. If the Company in any manner issues or sells Convertible Securities that are convertible into more than 500,000 shares of Common Stock (subject to adjustment for stock splits, stock dividends, consolidation or recapitalizations) at a price which varies with the market price of the Common Stock (the formulation for such variable price being herein referred to as, the "Variable Price") and such Variable Price is not calculated using the same formula used to calculate the Market Price in effect immediately prior to the time of such issue or sale, the Company shall provide written notice thereof via facsimile and overnight courier to each holder of the Preferred Shares ("Variable Notice") on the date of issuance of such Convertible Securities. If the holders of Preferred Shares representing at least two-thirds (2/3) of the Preferred Shares then outstanding provide written notice via facsimile and overnight courier (the "Variable Price Election Notice") to the Company within five (5) business days of receiving a Variable Notice that such holders desire to replace the Market Price then in effect with the Variable Price described in such Variable Notice, the Company shall prepare and deliver to each holder of the Preferred Shares via facsimile and overnight courier a copy of an amendment to this Certificate of Designations (the "Variable Price Amendment") that substitutes the Variable Price for the Market Price (together with such modifications to this Certificate of Designations as may be required to give full effect to the substitution of the Variable Price for the Market Price) within five (5) business days after receipt of the requisite number of Variable Price Election Notices set forth above. The Company shall file such Variable Price Amendment with the Secretary of State of the State of Colorado within five
(5) business days after delivery of the Variable Price Amendment to the holders of the Preferred Shares; provided that in the event that the Company receives a notice prior to the filing of the Variable Price Amendment from any holder who has delivered a Variable Price Election Notice in connection with such Variable Price Amendment that such holder objects to the form of the Variable Price Amendment, the Company shall not file such Variable Price Amendment until such time as the Variable Price Amendment has been revised to the reasonable satisfaction of such holder and approved in writing by the holders of the Preferred Shares representing at least two-thirds (2/3) of the Preferred Shares then outstanding. Except as provided in the preceding proviso, a holder's delivery of a Variable Price Election Notice shall serve as the consent required to amend this Certificate of Designations pursuant to Section 12 below.

                  (iv) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person (as defined below) or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "Organic Change." Prior to the consummation of any Organic Change, the Company will make appropriate provision (in form and substance satisfactory to the holders of a majority of the Preferred Shares then outstanding) to insure that each of the holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Preferred Shares, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Preferred Shares had such Organic Change not taken place. In any such case, the Company will make appropriate provision (in form and substance satisfactory to the holders of a majority of the Preferred Shares then outstanding) with respect to such holders' rights and interests to insure that the provisions of this Section 2(c) and
Section 2(d) below will thereafter be applicable to the Preferred Shares (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Fixed Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, if the value so reflected is less than the Fixed Conversion Price in effect immediately prior to such consolidation, merger or sale). The Company will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes, by written instrument (in form and substance satisfactory to the holders of a majority of the Preferred Shares then outstanding), the obligation to deliver to each holder of Preferred Shares such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. "Person" shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                  (v) Certain Events. If any event occurs of the type contemplated by the provisions of this Section 2(c) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Preferred Shares; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(c).

                  (vi) Notices.

                        (A) Immediately upon any adjustment of the Conversion Price, the Company will give written notice thereof to each holder of Preferred Shares, setting forth in reasonable detail and certifying the calculation of such adjustment.

                        (B) The Company will give written notice to each holder of Preferred Shares at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution or liquidation; provided that in no event shall such notice be provided to such holder prior to such information being made known to the public.

                        (C) The Company will also give written notice to each holder of Preferred Shares at least twenty (20) days prior to the date on which any Organic Change, dissolution or liquidation will take place.

                  (vii)  Notwithstanding  the  above,  the  provisions  of  this
Section 2(c) shall not apply to (i) shares of Common Stock issued in connection with any underwritten public offering (ii) any transaction involving the Company's issuance of securities in connection with any partnership or joint venture, the primary purpose of which is not to raise equity capital, (iii) issuance of securities by a subsidiary of the Company, and (iv) any issuance of securities by the Company as consideration for the acquisition of technology or rights to technology.

            (d) Purchase Rights. In addition to any adjustments of the Conversion Price pursuant to Section 2(c) above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then the holders of Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

            (e) Mechanics of Conversion. Subject to the Company's inability to fully satisfy its obligations under a Conversion Notice (as defined below) as provided for in Section 4 below:

                  (i) Holder's Delivery Requirements. To convert Preferred Shares into full shares of Common Stock on any date (the "Conversion Date"), the holder thereof shall (A) deliver or transmit by facsimile, for receipt on or prior to 11:59 p.m., Central Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice"), to the Company along with a printout from Bloomberg L.P. of the weighted average prices over the relevant ten trading day period, and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such date, the original certificates representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates") and the originally executed Conversion Notice.

                  (ii) Company's Response. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall use its best efforts to, by the end of the following business day send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Company of the Preferred Stock Certificates to be converted pursuant to a Conversion Notice, together with the originally executed Conversion Notice, the Company shall, on the third business day following the date of receipt of the faxed Conversion Notice (or the fourth business day following the date of receipt of the faxed Conversion Notice if received after 11:00 a.m. local time of the Company), provided that the Company receives the original documents listed above prior to such issue date, (I) issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (II) credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with The Depository Trust Company. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred Shares being converted, then the Company or Transfer Agent, as the case may be, shall, as soon as practicable and in no event later than three (3) business days after receipt of the Preferred Stock Certificate(s) and at its own expense, issue and send to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

                  (iii) Dispute Resolution. In the case of a dispute as to the determination of the Average Market Price or the arithmetic calculation of the Conversion Rate, the Company shall promptly issue to the holder the number of shares of Common Stock that is not disputed the holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the holder via facsimile within one (1) business day of receipt of such holder's Conversion Notice, provided that the holder has provided the Company with the Bloomberg printout required in Section 2(e)(i). If such holder and the Company are unable to agree upon the determination of the Average Market Price or arithmetic calculation of the Conversion Rate within one (1) business day of such disputed determination or arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day submit via facsimile (A) the disputed determination of the Average Market Price to an independent, reputable investment bank or (B) the disputed arithmetic calculation of the Conversion Rate to its independent, outside accountant. The Company shall use its best efforts to cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than four (4) business days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

                  (iv) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date, provided the Company receives the Preferred Stock Certificates within two (2) business days of the Conversion Notice.

                  (v) Company's Failure to Timely Convert. If the Company shall fail to issue and deliver to a courier for delivery to a holder on a timely basis as described in this Section 2(e)(ii), a certificate for the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of Preferred Shares or a new Preferred Stock Certificate representing the number of shares of Common Stock to which such holder is entitled pursuant to Section 2(e)(ii) except as provided in Section 4(a)(y), in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement between the Company and the initial holders of the Preferred Shares (the "Securities Purchase Agreement") (including indemnification pursuant to Section 8 thereof), the Company shall pay additional damages to such holder on each date such conversion is not timely effected in an amount equal to 1.0% of the product of (A) the number of shares of Common Stock not issued to the holder on a timely basis and to which such holder is entitled and, in the event the Company has failed to deliver the Preferred Stock Certificate to the holder on a timely basis pursuant to Section 2(e)(ii), the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate, and (B) the Closing Bid Price of the Common Stock on the last possible date which the Company could have issued such Common Stock and the Preferred Stock Certificate, as the case may be, to such holder without violating this Section 2(e).

            (f) Taxes. The Company shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Preferred Shares.

      (3)   Redemption at Option of Holders.

                   (a) Redemption Option Upon Major Transaction. In addition to all other rights of the holders of Preferred Shares contained herein, after a Major Transaction (as defined below), each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to greater of (i) $1,250 and (ii) the product of (A) the Conversion Rate at such time and (B) the Closing Bid Price on the date of the public announcement of such Major Transaction or the next date on which the exchange or market on which the Common Stock is traded is open if such public announcement is made (X) after 12:00 p.m., Central Time, time on such date or (Y) on a date on which the exchange or market on which the Common Stock is traded is closed ("Major Transaction Redemption Price").

            (b) Redemption Option Upon Triggering Event. In addition to all other rights of the holders of Preferred Shares contained herein, after a Triggering Event (as defined below), each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to the greater of (i) $1,250 and (ii) the product of (A) the Conversion Rate at such time and (B) the Closing Bid Price calculated as of the date immediately preceding such Triggering Event on which the exchange or market on which the Common Stock is traded is open ("Triggering Event Redemption Price" and, collectively with "Major Transaction Redemption Price," the "Redemption Price").

            (c) "Major Transaction". A "Major Transaction" shall be deemed to have occurred at such time as any of the following events occur with the recommendation and approval of the Company's Board of Directors:

                  (i) the consolidation, merger, reorganization, restructuring or similar transaction of the Company with or into another Person (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any such transaction where the Company is the survivor); or

                  (ii) the sale or transfer of substantially all of the assets of the Company or all of its material subsidiaries or any similar transaction or related transactions which effectively results in a sale of all or substantially all of the assets of the Company and/or its subsidiaries (other than a public or private offering of Viral Technologies, Inc. ("VTI") if the Company owns at least 50% of the voting control and 50% of the economic interest in VTI after such offering).

            (d) "Triggering Event". A "Triggering Event" shall be deemed to have occurred at such time as any of the following events:

                  (i) the Company's notice to any holder of Preferred Shares, including by way of public announcement, at any time, of its intention not to comply with proper requests for conversion of any Preferred Shares into shares of Common Stock, including due to any of the reasons set forth in Section 4(a) below;

                  (ii) the Company, with the approval of its Board of Directors, fails to continue to own, directly or indirectly, all of the capital stock of all of its material subsidiaries (other than due to a merger or consolidation of any subsidiary into the Company or a wholly-owned subsidiary of the Company or in the case of a public or private offering of VTI where the Company owns at least 50% of the voting control and 50% of the economic interest in VTI following such Offering);

                  (iii) if for any reason, the Company fails to perform or observe any, agreement or other provision contained herein or in the Securities Purchase Agreement or the Registration Rights Agreement, and such failure is not cured within ten (10) business days after the Company has been notified of the occurrence thereof, and such failure has had, or could  reasonably be expected to have, a material  adverse effect on
(A) the financial condition, operating results, business, properties or operation of the Company and its subsidiaries taken as a whole or (B) the Preferred Shares; or

                  (iv) any representation or warranty contained in the Securities Purchase Agreement or the Registration Rights Agreement is false or misleading on or as of the date made and which either reflects or has had a material adverse effect on (A) the financial condition, operating results, business, properties or operations of the Company and its subsidiaries taken as a whole or (B) the Preferred Shares.

            (e)   Mechanics  of   Redemption  at  Option  of  Buyer  Upon  Major
Transaction. No sooner than 15 days nor later than 10 days prior to the consummation of a Major Transaction, but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier ("Notice of Major Transaction") to each holder of Preferred Shares. At any time after receipt of a Notice of Major Transaction, the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding may require the Company to redeem all of the holder's Preferred Shares then outstanding by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Buyer Upon Major Transaction") to the Company, which Notice of Redemption at Option of Buyer Upon Major Transaction shall indicate (i) the number of Preferred Shares that such holders are voting in favor of redemption and (ii) the applicable Major Transaction Redemption Price, as calculated pursuant to Section 3(a) above.

            (f) Mechanics of Redemption at Option of Buyer Upon Triggering Event. Within three (3) business days after the occurrence of a Triggering
Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("Notice of Triggering Event") to each holder of Preferred Shares. At any time after receipt of a Notice of Triggering Event, the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding may require the Company to redeem all of the Preferred Shares by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Buyer Upon Triggering Event") to the Company, which Notice of Redemption at Option of Buyer Upon Triggering Event shall indicate (i) the number of Preferred Shares that such holders are voting in favor of redemption and (ii) the applicable Triggering Event Redemption Price, as calculated pursuant to Section 3(b) above.

            (g) Payment of Redemption Price. Upon the Company's receipt of a Notice(s) of Redemption at Option of Buyer Upon Major Transaction or a Notice(s) of Redemption at Option of Buyer Upon Triggering Event, as the case may be, from the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding, the Company shall immediately notify each holder by facsimile of the Company's receipt of such requisite notices necessary to affect a redemption and each holder of Preferred Shares shall thereafter promptly send such holder's Preferred Stock Certificates to be redeemed to the Company or its Transfer Agent. The Company shall deliver the applicable Redemption Price to such holder within 30 days after the Company's receipt of the requisite notices required to affect a redemption; provided that a holder's Preferred Stock Certificates shall have been so delivered to the Company or its Transfer Agent; provided further that if the Company is unable to redeem all of the Preferred Shares, the Company shall redeem an amount from each holder of Preferred Shares equal to such holder's pro-rata amount (based on the number of Preferred Shares held by such holder relative to the number of Preferred Shares outstanding) of all Preferred Shares being redeemed.

If the Company shall fail to redeem all of the Preferred Shares submitted for redemption (other than pursuant to a dispute as to the arithmetic calculation of the Redemption Price), in addition to any remedy such holder of Preferred Shares may have under this Certificate of Designations and the Securities Purchase Agreement, the applicable Redemption Price payable in respect of such unredeemed Preferred Shares shall bear interest at the rate of 1.75% per month (prorated for partial months) until paid in full or until voided as provided herein. Until the Company pays such unpaid applicable Redemption Price in full to each holder, holders of at least two-thirds (2/3) of the Preferred Shares then outstanding, including shares of Preferred Shares submitted for redemption pursuant to this
Section 3 and for which the applicable Redemption Price has not been paid, shall have the option (the "Void Optional Redemption Option") to, in lieu of redemption, require the Company to promptly return to each holder all of the Preferred Shares that were submitted for redemption by such holder under this
Section 3 and for which the applicable Redemption Price has not been paid, by sending written notice thereof to the Company via facsimile (the "Void Optional Redemption Notice"). Upon the Company's receipt of such Void Optional Redemption Notice(s) and prior to payment of the full applicable Redemption Price to each holder, (i) the Notice(s) of Redemption at Option of Buyer Upon Triggering Event or the Notice(s) of Redemption at Option of Buyer Upon Major Transaction, as the case may be, shall be null and void with respect to those Preferred Shares submitted for redemption and for which the applicable Redemption Price has not been paid, (ii) the Company shall immediately return any Preferred Shares submitted to the Company by each holder for redemption under this Section 3(i) and for which the applicable Redemption Price has not been paid, and (iii) the Fixed Conversion Price of such returned Preferred Shares shall be adjusted to the lesser of (A) the Fixed Conversion Price as in effect on the date on which the Void Optional Redemption Notice(s is delivered to the Company and (B) the lowest Closing Bid Price during the period beginning on the date on which the Notice(s) of Redemption of Option of Buyer Upon Major Transaction or the Notice(s) of Redemption at Option of Buyer Upon Triggering event, as the case may be, is delivered to the Company and ending on the date on which the Void Optional Redemption Notice(s) is delivered to the Company; provided that no adjustment shall be made if such adjustment would result in an increase of the Fixed Conversion Price then in effect. Notwithstanding the foregoing, in the event of a dispute as to the determination of the Closing Bid Price or the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(c)(iii) above with the term "Closing Bid Price" being substituted for the term "Average Market Price" and the term "Redemption Price" being substituted for the term "Conversion Rate." Payments provided for in this
Section 3 shall have priority to payments to other stockholders in connection with a Major Transaction.

            (4)   Inability to Fully Convert.

                  (a) Holder's Option if Company Cannot Fully Convert. If, upon the Company's receipt of a Conversion Notice, the Company can not issue shares of Common Stock registered for resale under the Registration Statement for any reason, including, without limitation, because the Company (x) does not have a sufficient number of shares of Common Stock authorized and available, (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its Securities, including without limitation the Common Share Limit, from issuing all of the Common Stock which is to be issued to a holder of Preferred Shares pursuant to a Conversion Notice or (z) fails to have a sufficient number of shares of Common Stock registered for resale under the Registration Statement, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder's Conversion Notice and pursuant to Section 2(e) above and, with respect to the unconverted Preferred Shares, the holder, solely at such holder's option, can elect to:

                        (i)   require  the  Company to redeem  from such
holder those Preferred Shares for which the Company is unable to issue Common Stock in accordance with such holder's Conversion Notice ("Mandatory Redemption") at a price per Preferred Share (the "Mandatory Redemption Price") equal to the Redemption Price as of such Conversion Date;

                        (ii)  if  the   Company's   inability  to  fully
convert Preferred Shares is pursuant to Section 4(a)(z) above, require the Company to issue restricted shares of Common Stock in accordance with such holder's Conversion Notice and pursuant to Section 2(e) above;

                        (iii) void its Conversion Notice and retain or have returned, as the case may be, the nonconverted Preferred Shares that were to be converted pursuant to such holder's Conversion Notice.

                  (b) Mechanics of Fulfilling Holder's Election. The Company shall immediately send via facsimile to a holder of Preferred Shares, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 4(a) above, a notice of the Company's inability to fully satisfy such holder's Conversion Notice (the "Inability to Fully Convert Notice"). Such Inability to Fully Convert Notice shall indicate
(i) the reason why the Company is unable to fully satisfy such holder's Conversion Notice, (ii) the number of Preferred Shares which cannot be converted and (iii) the applicable Mandatory Redemption Price. Such holder must within five (5) business days of receipt of such Inability to Fully Convert Notice deliver written notice via facsimile to the Company ("Notice in Response to Inability to Convert") of its election pursuant to Section 4(a) above.

                  (c) Payment of Redemption Price. If such holder shall elect to have its shares redeemed pursuant to Section 4(a)(i) above, the Company shall pay the Mandatory Redemption Price in cash to such holder within thirty (30) days of the Company's receipt of the holder's Notice in Response to Inability to Convert. If the Company shall fail to pay the applicable Mandatory Redemption Price to such holder on a timely basis as described in this Section 4(c) (other than pursuant to a dispute as to the determination of the arithmetic calculation of the Redemption Price), in addition to any remedy such holder of Preferred Shares may have under this Certificate of Designations and the Securities Purchase Agreement, such unpaid amount shall bear interest at the rate of 1.75% per month (prorated for partial months) until paid in full. Until the full Mandatory Redemption Price is paid in full to such holder, such holder may void the Mandatory Redemption with respect to those Preferred Shares for which the full Mandatory Redemption Price has not been paid and receive back such Preferred Shares. Notwithstanding the foregoing, if the Company fails to pay the applicable Mandatory Redemption Price within such thirty (30) days time period due to a dispute as to the determination of the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(e)(iii) above with the term "Redemption Price" being substituted for the term "Conversion Rate".

                  (d)  Pro-rata  Conversion  and  Redemption.  In the  event the
Company receives a Conversion Notice from more than one holder of Preferred Shares on the same day and the Company can convert and redeem some, but not all, of the Preferred Shares pursuant to this Section 4, the Company shall convert and redeem from each holder of Preferred Shares electing to have Preferred Shares converted and redeemed at such time an amount equal to such holder's pro-rata amount (based on the number of Preferred Shares held by such holder relative to the number of Preferred Shares outstanding) of all Preferred Shares being converted and redeemed at such time.

            (5) Reissuance of Certificates. In the event of a conversion or redemption pursuant to this Certificate of Designations of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the holder of such Preferred Shares a preferred stock certificate representing the remaining Preferred Shares which have not been so converted or redeemed.

            (6) Reservation of Shares. The Company shall, so long as any of the Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 200% of the number of shares of Common Stock for which the Preferred Shares are at any time convertible; provided further that such shares of Common Stock so reserved shall be allocated for issuance upon conversion of Preferred Shares pro rata among the holders of Preferred Shares based on the number of Preferred Shares held by such holder relative to the total number of then outstanding Preferred Shares.

            (7) Voting Rights. Holders of Preferred Shares shall have no voting rights, except as required by law, including but not limited to the General Corporation Law of the State of Colorado, and as expressly provided in this Certificate of Designations.

            (8) Liquidation, Dissolution, Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "Preferred Funds"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the sum of $1,000 (such sum being referred to as the "Liquidation Value"); provided that, if the Preferred Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Preferred Funds (the "Pari Passu Shares"), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Preferred Funds payable to all holders of Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No holder of Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein.

            (9) Preferred Rank. All shares of Common Stock shall be of junior rank to all Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Certificate of Incorporation or bylaws, or file any resolution of the board of directors of the Company with the Delaware Secretary of State containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

            (10) Restriction on Redemption and Cash Dividends with respect to Other Capital Stock. Until all of the Preferred Shares have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, its Common Stock without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares.

            (11) Limitation on Number of Conversion Shares. The Company shall not be obligated to issue, in the aggregate, more than 2,243,782 shares of Common Stock (such amount to be proportionately and equitably adjusted from time to time in the event of stock splits, stock dividends, combinations, reverse stock splits, reclassification, capital reorganizations and similar events relating to the Common Stock) (the "Common Share Limit") upon conversion of the Preferred Shares, if issuance of a larger number of shares of Common Stock would constitute a breach of the Company's obligations under the rules or regulations of The American Stock Exchange or any other principal securities exchange or market upon which the Common Stock becomes traded. The Common Share Limit shall be allocated among the holders of Preferred Shares pro rata based on the total number of Preferred Shares issued on the Closing Date. The remaining portion of the Common Share Limit attributable to any holder of Preferred Shares, all of whose Preferred Shares has been converted or redeemed, shall be allocated among the remaining holders of Preferred Shares pro rata based on the number of Preferred Shares then outstanding.

            (12) Vote to Change the Terms of Preferred Shares. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, shall be required for any change to this Certificate of Designations or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares.

            (13) Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

      IN  WITNESS   WHEREOF,   the  Company  has  caused  this   Certificate  of
Designations to be signed by Geert Kersten, its Chief Executive Officer, as of the 22nd day of December 1997.

ISSUER

                              By:
                               Name: Geert Kersten
                              Its:  Chief Executive Officer

                               EXHIBIT I

                                 ISSUER
                           CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Cel-Sci Corporation (the "Certificate of Designations"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series D Preferred Stock, par value $1,000 per share (the "Preferred Shares"), of Cel-Sci Corporation, a Colorado corporation (the "Company"), indicated below into shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock and, if applicable, any check drawn on an account of the Company into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:



Facsimile Number:

Authorization:
                  By:
                  Title:

Dated:

[ADD INFORMATION RE: DTC / DWAC PROCEDURES]